Exhibit 10.1

THIRD AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 1, 2013 (the “Effective Date”), between NANOSPHERE, INC., a Delaware corporation having an office at 4088 Commercial Avenue, Northbrook, Illinois 60062 (the “Company”), and WILLIAM P. MOFFITT, an individual residing at 942 Pine Tree Lane, Winnetka, Illinois 60093 (“Executive”).

PREAMBLE

The Company and Executive are parties to that certain Second Amended and Restated Employment Agreement (the “Prior Employment Agreement”) dated as of December 28, 2011, providing for Executive to be employed as the Company’s President and Chief Executive Officer. The “Employment Term” under the Prior Employment Agreement expires on December 31, 2012. In connection with extending the Employment Term through December 31, 2013, Executive and the Company wish to replace the Prior Employment Agreement with this Agreement from and after the Effective Date hereof.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt whereof are hereby acknowledged, the parties amend and restate the Prior Employment Agreement and otherwise agree as follows:

1. Definitions. Unless otherwise defined herein, the following terms shall have the following respective meanings:

“Benefits” means those benefits set forth in Section 3.3 herein.

“Board” means the Board of Directors of the Company.

“Bonus” means payments earned by Executive to the date of determination provided for in Section 3.2 herein.

“Cause” means (i) any felony conviction or admission of guilt, (ii) any breach or nonobservance by Executive of any material covenant set forth herein, provided that the Board has given Executive written notice of such breach or nonobservance and Executive has failed to cure such breach or nonobservance within a period reasonable under the circumstances, (iii) any willful, intentional or deliberate disobedience or neglect by Executive of the lawful and reasonable orders or directions of the Board, provided that the Board has given Executive written notice of such disobedience or neglect and Executive has failed to cure such disobedience or neglect within a period reasonable under the circumstances, or (iv) any willful or deliberate misconduct by Executive that is materially injurious to the Company.

“Change in Control” means (i) the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 or any comparable successor provisions (other than stockholders (or affiliates thereof) of the Company as of July 19, 2004), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the outstanding shares of Common Stock of the Company (on a fully-diluted basis) or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors of the Company; (ii) the consummation of a reorganization, merger or consolidation of the Company, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company; or (iii) the sale of all or substantially all of the Company’s assets, provided that, in each case, such event is considered either a change in the ownership of the Company, within the meaning of Treas. Reg. § 1.409A-3(i)(5)(v) or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of Treas. Reg. § 1.409A-3(i)(5)(vii).

“Diminution in Responsibility” means any of (i) a material diminution in Executive’s duties or responsibilities or the assignment to Executive of duties that are materially inconsistent with his duties as President and Chief Executive Officer of the Company or that materially impair Executive’s ability to function in his position; (ii) the Company’s failure, during the Employment Term, to cause the election of Executive to the Board; (iii) a relocation of the Company’s principal offices, without Executive’s acquiescence or consent, to a location that is more than a 50 mile radius from its current location; (iv) any material reduction in the compensation and benefit opportunities of the Executive (measured in the aggregate); or (v) any breach by the Company of any material provision of this Agreement, provided that Executive has given the Company written notice of such breach and the Company has failed to cure such breach within a period that is reasonable under the circumstances.

“Employment Term” is as defined in Section 4.

“Good Reason” means a Diminution in Responsibility.

“Permanent Disability” means Executive’s inability to substantially perform his duties and responsibilities hereunder by reason of any physical or mental incapacity for a period of 180 consecutive days, or two or more periods of 90 consecutive days each in any 360-day period.

“Plan” means the Company’s 2007 Equity Incentive Plan, as amended.

“Transaction Bonus” is as defined in Section 3.2(b).

2. Employment.

2.1 Employment Duties. Subject to the terms and conditions of this Agreement, Executive is hereby employed by the Company to continue to serve as its President and

Chief Executive Officer. Executive accepts such employment, and agrees to discharge all of the duties normally associated with said positions, and to faithfully and to the best of his abilities perform such other services consistent with his position as a senior executive officer as may from time to time be assigned to him by the Board. Notwithstanding the foregoing, however, Executive may serve on the boards of directors of other companies, and in civic, cultural, philanthropic and professional organizations, so long as such service does not detract from the performance of Executive’s duties hereunder. At all times during which Executive remains President and Chief Executive Officer of the Company, Executive shall, as and when duly elected or appointed, serve as a member of the Board and, at the request of the Board, as an officer or director of any Company affiliate, in each case without additional remuneration therefor. Executive will perform his duties hereunder at the Company’s offices.

2.2 No Conflicting Agreements. Executive represents and warrants that neither Executive’s entry into this Agreement nor Executive’s performance of Executive’s obligations hereunder, will conflict with or result in a breach of the terms, conditions or provisions of any other agreement, understanding or obligation of any nature to which Executive is a party or by which Executive is bound, including, without limitation, any development agreement, noncompetition agreement or confidentiality or nondisclosure agreement previously entered into by Executive.

3. Compensation and Benefits.

3.1 Base Salary. During the term of Executive’s employment hereunder, the Company shall pay Executive a salary at the annual rate of $457,885 or such greater amount as the Board may from time to time establish pursuant to the terms hereof (the “Base Salary”). Such Base Salary shall be reviewed annually and may be increased, but not decreased, by the Board in its sole discretion. The Base Salary shall be payable in accordance with the Company’s customary payroll practices for its senior management personnel.

3.2 Bonus.

(a) Performance Bonus Opportunity. For calendar year 2013, Executive will be eligible to earn and receive a performance bonus, to a target of $274,731, which bonus amount will be discretionary and awarded by the Board, based upon the recommendations of the Compensation Committee of the Board.

(b) Transaction Bonus Opportunity. In addition, Executive shall have the right to receive a transaction bonus (the “Transaction Bonus”) in an amount equal to 1% of the net proceeds of any transaction constituting a Change in Control of the Company (a “Strategic Transaction”), accomplished during the Employment Term, or within six months thereafter (unless Executive’s termination was voluntary other than for Good Reason, or was for Cause), which Strategic Transaction is consummated with the consent, approval or direction of the Board, which bonus will be paid to Executive in the same form and at the same times and subject to the same terms and conditions as proceeds of the Strategic Transaction are payable to the Company (with respect to a Change in Control described in Treas. Reg. §

1.409A-3(i)(5)(vii)) or shareholders of the Company (with respect to a Change in Control described in Treas. Reg. § 1.409A-3(i)(5)(v)) upon and following the consummation of such Strategic Transaction, provided that no compensation may be paid later than five years after the consummation of such Strategic Transaction.

(c) Accelerated Vesting of Restricted Shares. Notwithstanding anything to the contrary contained in any agreement or plan relating to that certain restricted share grant to Executive on November 25, 2009 of 62,500 shares of Common Stock subject to 4-year vesting, such restricted shares shall immediately and fully vest as of the date of termination of employment; provided, however, that in the event of termination of Executive’s employment for Cause or his resignation without Good Reason, the vesting of such shares shall not accelerate and such shares shall remain subject to forfeiture in accordance with the terms of the grant.

3.3 Benefits.

(a) Benefit Plans. During the Employment Term, Executive may participate, on the same basis and subject to the same qualifications as other senior management personnel of the Company, in any benefit plans and policies in effect with respect to senior management personnel of the Company.

(b) Reimbursement of Expenses. During the Employment Term, Company shall pay or promptly reimburse Executive, upon submission of proper invoices in accordance with the Company’s normal procedures, for all reasonable out-of-pocket business, entertainment and travel expenses incurred by Executive in the performance of his duties hereunder.

(c) Vacation. During the Employment Term, Executive shall be entitled to vacations in accordance with the policies of the Company applicable to senior management personnel from time to time.

(d) Withholding. The Company shall be entitled to withhold from amounts payable or benefits accorded to Executive under this Agreement all federal, state and local income, employment and other taxes, as and in such amounts as may be required by applicable law.

(e) Reimbursement of Legal Fees. The Company will reimburse Executive, upon presentation of an invoice therefor, in an amount not to exceed Five Thousand Dollars ($5,000), for attorneys’ fees and costs incurred by Executive in connection with the review, negotiation and documentation of this Agreement and related agreements on Executive’s behalf.

4. Employment Term.

The term of this Agreement (the “Employment Term”) shall commence as of the Effective Date and shall end on the close of business on the day immediately preceding the first anniversary of the Effective Date. Executive’s employment hereunder shall be coterminous with the Employment Term, unless sooner terminated as provided in Section 5.

5. Termination; Severance Benefits.

5.1 Generally. Either the Board or Executive may terminate Executive’s employment hereunder, for any reason, at any time prior to the expiration of the Employment Term, upon sixty (60) days prior written notice to the other party. Upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed simultaneously to have resigned as a member of the Board and from any other position or office he may at the time hold with the Company or any of its affiliates.

5.2 Termination by Executive.

(a) No Reason. If, prior to the expiration of the Employment Term, Executive voluntarily resigns from his employment, other than for Good Reason, (i) Executive shall receive no further Base Salary (except to the extent earned but not yet paid as of the date of termination) or Bonus hereunder, (ii) Executive shall cease to be covered under or be permitted to participate in or receive any of the Benefits (except to the extent of accrued vacation or as permitted under the terms of any applicable benefit plans (but at no further expense to the Company)), and (iii) following the date of termination, there shall be no further vesting of any outstanding options and, subject to Section 3.2(c), any restricted stock awards granted to him under the Plan, but such options shall remain exercisable for ninety (90) days from the date of termination.

(b) Good Reason. If, prior to the expiration of the Employment Term, Executive terminates his employment hereunder for Good Reason, Executive shall be entitled, in addition to all other items of Base Salary, Transaction Bonus, unreimbursed expenses and other entitlements to the date of termination:

(i) to receive $250,000, which shall be paid in installments at the rate of his Base Salary and in accordance with the Company’s customary payroll practices but subject to Section 7 hereof (and, except as provided in Sections 3.2(b) or 5.5 hereof, Executive shall not be entitled to any other monetary compensation after such termination, whether in the form of Base Salary, Bonus or otherwise); and

(ii) to no further vesting, following the date of termination, of any outstanding options and, subject to Section 3.2(c) hereof, any restricted stock awards granted to him under the Plan, but such options shall remain exercisable for a period of one (1) year following the date of termination (or the expiration of the option’s term if earlier).

In order to receive his payments and other benefits under this subsection, however, Executive must voluntarily terminate his employment with the Company within one (1) year of such Diminution in Responsibility.

5.3 Termination by the Company.

(a) Without Cause. If, prior to the expiration of the Employment Term, the Company terminates Executive’s employment hereunder without Cause, Executive shall be entitled to receive, in addition to all other items of Base Salary, Transaction Bonus, unreimbursed expenses and other entitlements to the date of termination, the payments, rights and benefits provided for in Section 5.2(b) above as if termination had been based on a Diminution in Responsibility, subject to Section 7 below.

(b) For Cause. If, prior to the expiration of the Employment Term, the Company terminates Executive’s employment hereunder for Cause, Executive shall (i) receive no further Base Salary (except to the extent earned but not yet paid as of the date of termination) or Bonus hereunder, (ii) cease to be covered under or be permitted to participate in or receive any of the Benefits (except for accrued vacation or as permitted under the terms of any applicable benefit plans (but at no further expense to the Company)), and (iii) following the date of termination, there shall be no further vesting of any outstanding options and restricted stock awards granted to him under the Plan and all vested options and restricted stock, including the option granted to Executive under Section 3.2(c) hereunder, shall be forfeited and no longer be exercisable.

(c) Upon Permanent Disability. If, prior to the expiration of the Employment Term, the Company terminates Executive’s employment hereunder upon Executive’s Permanent Disability, Executive shall be entitled to (i) receive all items of Base Salary, Transaction Bonus, unreimbursed expenses and other entitlements to the date of termination and (ii) the immediate and full vesting of all outstanding options and restricted stock awards granted to him under the Plan, but such options shall be exercisable by Executive or Executive’s personal representative within one (1) year of the date of termination of employment due to Executive’s Permanent Disability.

(d) Upon Death. If, prior to the expiration of the Employment Term, Executive dies, Executive (or his estate) shall be entitled to the payments, rights and benefits provided for in Section 5.3(c) above as if Executive had been terminated upon his Permanent Disability.

5.4 Termination Due to Non-Renewal of Agreement. Unless terminated earlier in accordance with this Agreement, at the end of the Employment Term, Executive shall be entitled to the payments, rights and benefits provided for in Section 5.2(b) above, as if termination had been based on a Diminution in Responsibility.

5.5 Additional Benefits upon Termination. In addition to other payments or benefits to which Executive may then be entitled under other provisions of this Agreement, upon Executive’s termination for Good Reason, without Cause or by reason of Permanent Disability or non-renewal of this Agreement by the Company, Executive shall be entitled to, at the Company’s expense and during the 18-month period following termination based on Diminution in Responsibility, termination by the Company without Cause or by reason of Executive’s Permanent Disability or non-renewal of this Agreement by the Company, but during the 30-month period following termination based on a Change in Control, the payments hereinafter described.

(a) With respect to medical, dental, prescription drug and vision benefits, the Company shall pay to the Executive, on a monthly basis, the COBRA premiums (as they may be adjusted from time to time following the Executive’s Separation from Service) for such benefits the Executive and his family members were receiving immediately prior to his Separation from Service; and

(b) With respect to life insurance and long-term disability benefits, the Company shall pay to the Executive, on a monthly basis, the amounts that the Company would have been required to pay under the Company’s insurance policies for the Executive to receive the amount of coverage that the Executive and his family members were receiving at the time of his termination of employment, reduced by any amounts that the Executive was required to pay for such coverage prior to his termination of employment.

To the extent permitted by the terms of any applicable Company benefit plan, the Executive shall be permitted to continue to participate in the applicable Company benefit plans and shall pay the amounts hereinabove described to the Company to continue such participation.

5.6 Release for Post-Termination Benefits. In order to be eligible to receive any benefits provided for in this Agreement that become due on or following termination of employment hereunder, Executive shall be required to execute and deliver to the Company a full release of any claims or causes of action that the Executive might otherwise have or claim to have or assert against the Company, other than a claim for any of the post-termination benefits provided for hereunder, in such form as the Company may reasonably require, within 21 days following the Executive’s termination of employment. If the Executive fails to sign the release within 21 days following his termination of employment, no benefits shall be paid hereunder. If the number of days required for the Executive’s consideration and timely revocation of the Release exceeds the number of days remaining in the calendar year (the “Release Consideration Period”), any benefits provided hereunder shall commence on the first payroll date that is administratively practicable following the expiration of such required period and the Executive will receive a lump sum payment in cash for an amount equal to any cash payments that the Company does not make during the Release Consideration Period.

6. Excise Tax.

The Company shall reimburse Executive for (i) any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) on any portion of the compensation or benefits payable by the Company or its Affiliates to Executive under this Agreement, all other contracts, arrangements or programs, and (ii) any such excise tax and any other taxes imposed by the Code or under state or local law on the payments provided for in this Section 6. Executive and the Company agree to reasonably cooperate to mitigate the amount of any such tax that might become payable. Tax counsel selected by the Company and reasonably acceptable to Executive shall determine the amounts (if any) due Executive under this Section 6, based on the actual tax rates to which Executive is subject at the time. Executive shall provide such counsel with such information as such counsel reasonably requests in connection with such determination. All determinations of tax counsel shall be binding on Executive and the Company. Tax counsel shall determine that payments shall be due hereunder only if, and to the extent that, it is more likely than not that the payments or benefits are subject to a tax. In making the determinations required by this

Section 6, tax counsel may rely on benefit consultants, accountants or other experts. The Company agrees to pay all reasonable fees and expenses of such tax counsel, benefits consultants, accountants or other experts. If, subsequent to the payment to Executive of payments pursuant to this Section 6, the tax counsel referred to in this Section 6 reasonably determines that the amount of the payments paid pursuant to this Section 6 are greater than, or less than, the amount required to have been paid, Executive shall reimburse the Company an amount, or the Company shall pay to Executive an additional amount, respectively, based upon such determination. In the event that tax counsel referred to in this Section 6 reasonably determines that Executive is required to pay excise tax, interest or penalties to a governmental taxing authority as a result of his non-payment of taxes where such tax counsel had determined that such taxes need not be paid or as a result of a miscalculation of such taxes, the Company shall pay to Executive an additional amount equal to (A) the amount of such interest and/or penalties, (B) the excise tax which was not paid and (C) any excise tax and any other taxes imposed by the Code or under state or local law on the payments provided for in this sentence. All amounts owed by the Company pursuant to this Section shall be paid within fifteen (15) days following Executive’s request for reimbursement after Executive’s remittance of such taxes, but in no event any later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits such taxes.

7. 409A Tax Liability.

(a) This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other administrative guidance issued thereunder (“Section 409A”) and shall be interpreted in a manner consistent with such requirements. To the extent that any amount payable upon termination of employment constitutes “nonqualified deferred compensation” subject to the requirements of Section 409A, any reference to such termination shall mean a “separation from service” within the meaning of Section 409A.

(b) Any provision of this Agreement to the contrary notwithstanding, the Company will suspend paying Executive any cash amounts that Executive is entitled to receive pursuant to Section 5 and Section 6 thereof during the six (6) month period following termination of Executive’s employment (the “409A Suspension Period”), unless the Company reasonably determines that paying such amounts in accordance with Section 5 and Section 6 thereof will not result in Executive’s liability for additional tax under Section 409A of the Code. As soon as reasonably practicable after the end of the 409A Suspension Period, Executive will receive a lump sum payment in cash for an amount equal to any cash payments that the Company does not make during the 409A Suspension Period. Thereafter, Executive will receive any remaining payments pursuant to Section 5 and Section 6 thereof, in accordance with the terms of such Sections (as if there had not been any suspension of payments).

8. General.

8.1 Governing Law. This Agreement shall be construed, interpreted and governed by the laws of the State of Illinois, without regard to the conflicts of law rules thereof.

8.2 Binding Effect. This Agreement shall extend to and be binding upon Executive, his legal representatives, heirs and distributees and upon the Company, its successors and assigns regardless of any change in the business structure of the Company.

8.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party without the prior written consent of the other party.

8.4 Entire Agreement; Termination of Prior Employment Agreement; Amendment. Except for any stock option or stock award agreement between the parties, this Agreement contains the entire agreement of the parties with respect to the subject matter hereof. Without limitation of the foregoing, the Prior Employment Agreement is hereby terminated in its entirety and shall be of no further force or effect from and after the Effective Date, and from and after the Effective Date neither party shall have any surviving rights or obligations thereunder. No waiver, modification or change of any provision of this Agreement shall be valid unless in writing and signed by both parties.

8.5 Waiver. The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement.

8.6 Severability. If any provision of this Agreement shall be unenforceable in any jurisdiction in accordance with its terms, the provision shall be enforceable to the fullest extent permitted in that jurisdiction and shall continue to be enforceable in accordance with its terms in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

8.7 Resolution of Disputes. Any disputes arising under or in connection with this Agreement between Executive and the Company (or any officer, director, Executive or agent of the Company) shall, at the election of Executive or the Company, be resolved by confidential binding arbitration, to be held in Chicago, Illinois (or in such other location as the Company may at the time be headquartered) in accordance with the rules and procedures of the Model Employment Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

8.8 Notices. All notices pursuant to this Agreement shall be in writing and shall be sent by prepaid certified mail, return receipt requested or by recognized air courier service addressed as follows:

(i)	If to the Company to:

Mr. Mark Slezak Chairman of the Board

Nanosphere, Inc.

c/o Lurie Investments, Inc.

440 W. Ontario Street

Chicago, IL 60654

copy to:

Seyfarth Shaw LLP

620 Eighth Avenue

New York, NY 10018-1405

Attention: Esteban A. Ferrer, Esq.

(ii)	If to Executive to:

Mr. William P. Moffitt

942 Pine Tree Lane

Winnetka, IL 60093

or to such other addresses as may hereafter be specified by notice in writing by either of the parties, and shall be deemed given three business days after the date so mailed or sent. Notwithstanding any other provision of this Agreement, neither party shall have the benefit of, or be entitled to, any notice or cure period for any breach of a material provision hereof that is not reasonably susceptible of cure.

8.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ William P. Moffitt
William P. Moffitt

NANOSPHERE, INC.

By:	/s/ J. Roger Moody, Jr.
Name: J. Roger Moody, Jr.
Title: Chief Financial Officer